EXHIBIT 99.2

Argo Group International Holdings, Ltd.

2007 Long-Term Incentive Plan

Effective November 14, 2007

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

2007 LONG-TERM INCENTIVE PLAN

SECTION 1

PURPOSE

The purpose of the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees as well as Non-Employee Directors, and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and the Board of Directors of the Company upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

SECTION 2

DEFINITIONS

Unless the context otherwise indicates, the following definitions shall be applicable for the purpose of the 2007 Long-Term Incentive Plan:

A.	“Agreement” or “Grant Agreement” shall mean a written agreement setting forth the terms of an Award.

B.	“Award” shall mean any Option (which may be designated as a Nonqualified or Incentive Share Option), Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Unit (which may be paid in either Shares or cash), Performance Share, Dividend Equivalent, or Other Share-Based Incentive Award, in each case granted under this Plan.

C.	“Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated by the Securities and Exchange Commission under the United States Securities Exchange Act of 1934, or such rule or any successor rule thereto which is in effect from time to time.

D.	“Beneficiary” shall mean the person, persons, trust, or trusts designated by a Participant or if no designation has been made, the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of the Participant’s death.

E.	“Board” shall mean the Board of Directors of the Company.

F.	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time; references to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

G.	“Committee” shall mean the Compensation Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions. The Committee shall be constituted to comply with the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission under the United States Securities Exchange Act of 1934, or such rule or any successor rule thereto which is in effect from time to time and Section 162(m) of the Code.

H.	“Common Share” or “Common Shares” shall mean the Common Shares of the Company, $1.00 par value.

I.	“Company” shall mean Argo Group International Holdings, Ltd., a Bermuda exempted holding company.

J.	“Covered Employee” shall mean an Employee who, as of the date that the value of an Award is recognizable as income, is one of the group of “covered employees,” within the meaning of Section 162(m) of the Code, with respect to the Company and its subsidiaries.

K.	“Designated Section 162(m) Group” shall mean that group of persons whom the Committee believes may be Covered Employees with respect to a fiscal year of the Company.

L.	“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan; provided, however, that if payment or settlement of an award subject to Section 409A of the Code is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A of the Code.

M.	“Dividend Equivalent” shall mean a right to receive or accrue, to the extent provided under the respective Award, dividends on Restricted Shares and Restricted Share Units which may be paid currently or credited to an account for the Participants, and may be settled in cash and/or Shares.

N.	“Employee” shall mean any person employed on a full-time basis by the Company or by a subsidiary that does not have in effect for its personnel any plan similar to the Plan, including officers and employee directors thereof.

O.	“Grant Date” shall mean the date on which an Award is granted.

P.	“Incentive Share Option” or “ISO” shall mean an Option that is intended by the Committee to meet the requirements of Section 422 of the Code or any successor provision.

Q.	“Non-Employee Director” or “Director” shall mean a member of the Board who is not an employee of the Company or any affiliate or subsidiary of the Company.

R.	“Nonqualified Share Option” or “NQSO” shall mean an Option granted pursuant to this Plan which does not qualify as an Incentive Share Option.

S.	“Normal Termination” shall mean a termination of employment (i) at Retirement, (ii) for permanent and total Disability, (iii) death or (iv) without being terminated for cause.

T.	“Option” shall mean the right to purchase Common Shares at a price to be specified and upon terms to be designated by the Committee pursuant to this Plan. An Option shall be designated by the Committee as a Nonqualified Share Option or an Incentive Share Option at the time of grant.

U.	“Option Price” shall mean the price at which a Share may be purchased by a Participant pursuant to an Option.

V.	“Option Term” shall mean the period beginning on the Grant Date of an Option and ending on the date such Option expires, terminates or is cancelled.

W.	“Other Share-Based Award” shall mean a right, granted under Section 11 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

X.	“Participant” shall mean an Employee or Non-Employee Director to whom an Award has been granted pursuant to the Plan.

Y.	“Performance-Based Exception” shall mean the performance-based exception from the tax deductibility limitations of Section 162(m)(4)(C) of the Code (including the special provisions for Options thereunder).

Z.	“Performance Measures” shall mean the performance measures as set forth in Section 13.B of the Plan.

AA.	“Performance Period” shall mean the time period during which the performance goals must be met.

BB.	“Performance Share” and “Performance Unit” shall have the respective meanings set forth in Section 10 of the Plan.

CC.	“Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act as modified and used in Sections 13(d) and 14(d) of the 1934 Act.

DD.	“Personal Representative” shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

EE.	“Plan” shall mean this 2007 Long-Term Incentive Plan.

FF.	“Restricted Period” shall mean the period during which Restricted Shares or Restricted Share Units are subject to forfeiture if the conditions set forth in the Agreement are not satisfied.

GG.	“Restricted Shares” shall mean those Common Shares issued pursuant to a Restricted Share Award which are subject to the restrictions, terms, and conditions specified by the Committee pursuant to Section 9.

HH.	“Restricted Share Award” shall mean an award of Restricted Shares pursuant to Section 9 hereof.

II.	“Restricted Share Unit” shall mean a right, granted in accordance with Section 9 of the Plan, to receive a Share, subject to such Restricted Period and/or Performance Period as the Committee shall determine.

JJ.

“Retirement” shall mean termination of a Participant’s employment after the Participant’s fifty-fifth (55th) birthday and with at least five full years of service with the Company or one of its subsidiaries.

KK.	“Share” shall mean a Common Share.

LL.	“Share Appreciation Right” or “SAR” shall mean the right of the holder to receive, upon exercise thereof, payment of an amount determined by multiplying: (a) any increase in the fair market value of a Common Share at the date of exercise over the price fixed by the Committee at the date of grant, by (b) the number of shares with respect to which the SAR is exercised; provided, however, that at the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR. The amount payable upon exercise may be paid in cash or other property, including without limitation, Common Shares, or any combination thereof as determined by the Committee.

SECTION 3

ADMINISTRATION

The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have all of the powers vested in it by the terms of the Plan, including exclusive authority to select the Employees to be granted Awards under the Plan, to determine the type, size, and terms of the Awards to be made to each Employee selected, to determine the time when Awards will be granted, and to prescribe the form of the Agreements embodying Awards made under the Plan. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

SECTION 4

EFFECTIVE DATE AND TERMINATION OF THE PLAN

The Plan was adopted by the Board on August 7, 2007 and will become effective as of November 14, 2007 (the “Effective Date”), subject to the approval by the Company’s shareholders. All Awards granted under this Plan are subject to, and may not be exercised or earned before, the approval of this Plan by the shareholders prior to the first anniversary date of the effective date of the plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s shareholders provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

SECTION 5

SHARES SUBJECT TO THE PLAN AND TO AWARDS

A. Aggregate Limits

The aggregate number of Shares issuable pursuant to all Awards under this Plan shall not exceed 4,500,000 shares. The number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 16. The Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reaquired by the Company, including Shares purchased in the open market.

(a)	A Share Option or a Share Appreciation Right shall be counted as one Share for purposes of the limit set forth in Section 5 A at the time of grant. A combination of tandem SAR and Share Option, where the exercise of the tandem SAR or Share Option results in the cancellation of the other, shall be counted as one share for purposes of the limit set forth in Section 5 A at the time of grant.

(b)	A Restricted Share, Restricted Share Unit, Performance Unit, Performance Share, or Other Share-Based Incentive award shall be counted as two and three-quarters’ shares (2.75) for purposes of the limit set forth in Section 5 A at the time of grant.

B. Issuance of Shares

For purposes of Section 5.A, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award under this Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) Shares that were subject to a Share-settled Share Appreciation Right and were not issued under the net settlement or net exercise of such Share Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or a Share Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

C. Tax Code Limits

The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 300,000, except that in connection with his or her initial service, a new Employee may be granted Awards covering up to an additional 300,000 shares, which number shall be calculated and adjusted pursuant to Section 16 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs. The maximum amount payable pursuant to that portion of Performance Units or Other Share-Based Incentives granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code which is payable in cash shall not exceed $10 million.

SECTION 6

ELIGIBILITY

Any Employee or Non-Employee Director of the Company shall be eligible to participate in the Plan.

SECTION 7

SHARE OPTIONS

A. Option Awards

Options may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. No Participant shall have any rights as a Shareholder until said Shares have been issued. Each Option shall be evidenced by an Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

B. Option Price

The Committee will establish the exercise price per Share under each Option, which, in no event will be less than the fair market value of the Shares on the date of Grant (as defined in Section 12); provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash, or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares, and withholding of Shares deliverable upon exercise.

C. No Repricing

Other than in connection with a change in the Company’s capitalization (as described in Section 16) the exercise price of an Option may not be reduced. The Company is prohibited from canceling previously awarded Options and regranting them with a lower exercise price.

D. Provisions Applicable to Options

The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Agreement.

E. Term of Options

The Committee shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the Grant Date.

F. Exercise of Options

The aggregate fair market value (determined at the time the options are granted) of the shares covered by Incentive Share Options granted to any one Participant under this Plan or any other Incentive Share Option plan of the Company which may become exercisable for the first time in any one calendar year shall not exceed $100,000; provided, however, that if the Code or the regulations thereunder shall permit a greater amount of Incentive Share Options to vest in any calendar year, then such higher limit shall be applicable, subject to the provisions of the specific option agreement. Subject to the foregoing, each option granted under this Plan shall be exercisable in such installments during the period prior to its expiration date as the Board of Directors or Committee shall determine; provided that, unless otherwise determined by the Board of Directors or Committee, if the Option holder shall not in any given installment period purchase all of the Shares which the Option holder is entitled to purchase in such installment period, then the Option holder’s right to purchase any Shares not purchased in such installment period shall continue until the expiration date or sooner termination of the Option holder’s Option.

G. Incentive Share Options

Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Share Option: (i) if the Participant owns Shares possessing more than 10 percent of the combined voting power of all classes of Shares of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the Grant Date and the Option must expire within a period of not more than five (5) years from the Grant Date, (ii) the Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the Grant Date; and (iii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 7 to the contrary, Options designated as Incentive Share Options shall not be eligible for treatment under the Code as Incentive Share Options (and will be deemed to be Nonqualified Share Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

H. Restorative Options

This paragraph applies to Options granted pursuant to the Plan with an unexpired term of six months or more.

A “Restorative Option” shall be granted to any Participant exercising all or a portion of an Option described above who elects to remit Shares owned by the Participant for not less than six months as of the date of exercise as part of the purchase price or in payment of withholding taxes due on exercise. Upon delivering Shares as described above, the Participant shall receive an Option to purchase additional Shares (“Restorative Option”) in an amount equal to the number of Shares being surrendered at a purchase price determined under Section 12 to be equal to the fair market value of the Company’s Common Shares as of the date the underlying Option is exercised. No action of the Committee or the Board shall be required in connection with such grant. The Restorative Option shall contain terms identical to those of the Option being exercised except as follows:

(a)	The Restorative Option shall have a duration equal to the unexpired term of the Option being exercised;

(b)	The Restorative Option shall omit any vesting conditions based on performance already satisfied as of the date of exercise; and

(c)	Subject only to any remaining performance based vesting conditions, the Restorative Option shall become fully vested six months after the date granted.

Pursuant to the Plan and Options granted pursuant to the Plan, no Options can be granted with any Restorative Options rights under the terms of this Plan until January 1, 2010.

SECTION 8

SHARE APPRECIATION RIGHTS

Share Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 7. The provisions of Share Appreciation Rights need not be the same with respect to each grant or each recipient. Any Share Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 7 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 7 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Share Appreciation Right as it shall deem appropriate. Share Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 16) the exercise price of Share Appreciation Rights may not be reduced without shareholder approval (including canceling previously awarded Share Appreciation Rights and regranting them with a lower exercise price).

SECTION 9

RESTRICTED SHARE AND RESTRICTED SHARE UNITS

A. Grants of Awards

Restricted Share and Restricted Share Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. A Restricted Share is an Award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate. Restricted Share Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Share or Restricted Share Units shall be evidenced by an Agreement. Unless determined otherwise by the Committee, each Restricted Share Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Committee, Restricted Share and Restricted Share Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Share and Restricted Share Units granted pursuant to the Plan need not be identical but each grant of Restricted Share and Restricted Share Units must contain and be subject to the terms and conditions set forth below.

B. Contents of Agreement

Each Agreement shall contain provisions regarding (i) the number of Restricted Shares or Restricted Share Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Restricted Shares and the means of payment, if any, (iii) the Performance Measures, if any, and the level of achievement versus these Performance Measures that shall determine the number of Restricted Shares or Restricted Share Units granted, issued, retainable, and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Restricted Shares or Restricted Share Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Restricted Shares or Restricted Share Units, and (vi) restrictions on the transferability of the Restricted Shares or Restricted Share Units. Restricted Shares issued under a Restricted Share Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

C. Vesting and Performance Criteria

The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Share and Restricted Share Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Performance Measures. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on Performance Measures and level of achievement versus such criteria will be subject to a performance period of not less than six months. Notwithstanding anything in this Plan to the contrary, the Performance Measures for any Restricted Share or Restricted Share Unit that is intended to satisfy the requirements for “Performance-Based Exception” under Section 162(m) of the Code will be a measure based on one or more Performance Measures selected by the Committee and specified when the Award is granted.

D. Discretionary Adjustments and Limits

Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “Performance-Based Exception,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Share or Restricted Share units on account of either financial performance or personal performance evaluations may, to the extent specified in the Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

E. Privileges of Ownership

At the discretion of the Committee, Restricted Share and Restricted Share Units granted pursuant to the Plan may provide Participants with the right to receive Dividends or Dividend Equivalents, which may be paid currently or credited to an account for the Participants, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

Unless otherwise determined by the Committee and set forth in a Participant’s Agreement, to the extent permitted or required by applicable laws, Participants who are granted Restricted Share may exercise full voting rights with respect to those Shares during the Restricted Period.

No person entitled to exercise any Option, Share Appreciation Right or to receive Restricted Shares granted under the Plan shall have any of the rights or privileges of a shareholder of the Company in respect of any shares issuable upon exercise of such Option or Share Appreciation Right until certificates representing such Shares shall have been issued and delivered. In the case of Awards consisting of Restricted Share grants, at the discretion of the Committee, the Company may defer the issuance and delivery of such certificates until the shares subject to such Restricted Share grants have vested and been earned. Shares subject to Awards shall not be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

SECTION 10

PERFORMANCE UNITS AND PERFORMANCE SHARES

A. Grants of Awards

Performance Units and Performance Shares may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee.

B. Values/Performance Measures

The Committee shall set Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Participant. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, the performance goals shall be objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(a) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Performance Share. Each Performance Share shall have an initial value equal to the fair market value of a Share at the close of business on the Grant Date.

C. Earning of Performance Units and Performance Shares

After the applicable Performance Period has ended, the Participant who holds Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee. If a Performance Unit or Performance Share Award is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled. At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

SECTION 11

OTHER SHARE-BASED INCENTIVES

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Section 11 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

SECTION 12

FAIR MARKET VALUE OF COMMON SHARES

The fair market value of a Common Share shall be determined for purposes of the Plan by reference to the closing price on the principal Share exchange on which such shares are then listed or, if such shares are not then listed on an exchange, by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through Nasdaq (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the Award is granted or exercised, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

SECTION 13

COMPLIANCE WITH SECTION 162(m) OF THE CODE

A. Section 162(m) Compliance

All Awards granted to persons in the Designated Section 162(m) Group may comply with the requirements of the Performance-Based Exception; provided that to the extent Section 162(m) of the Code requires periodic shareholder approval of Performance Measures, such approval shall not be required for the continuation of the Plan or as a condition to grant any Award hereunder after such approval is required. In addition, in the event that changes are made to Section 162(m) of the Code to permit flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 13.A, make any adjustments to such Awards as it deems appropriate. The authority to specify which Awards are to be granted in compliance with Section 162(m) and subject to the Performance-Based Exception rests with the Committee.

B. Performance-Based Exception

Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general Performance Measures set forth in this Section 13, for Awards (other than Options) designed to qualify for the Performance-Based Exception, the Performance Measure(s) shall be chosen from among the following:

(a)	Operating income/profit;

(b)	Underwriting income/profit;

(c)	Profitability ratios, such as combined ratio, loss ratio, and expense ratio;

(d)	Earnings (either in aggregate or on a per-share basis);

(e)	Net income;

(f)	Cash flow;

(g)	Shareholder returns including return on assets, investment, invested capital, and equity (including income applicable to common shareholders or other class of shareholders);

(h)	Return measures (including return on assets, equity, or invested capital);

(i)	Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA);

(j)	Gross revenues;

(k)	Share price (including growth measures and total shareholder return or attainment by the shares of a specified value for a specified period of time);

(l)	Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof;

(m)	Economic value;

(n)	Market share;

(o)	Annual net income to common share;

(p)	Earnings per share;

(q)	Annual cash flow provided by operations;

(r)	Changes in annual revenue;

(s)	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets, and goals relating to acquisitions or divestitures; or

(t)	Operational performance measures.

The Performance Measure(s) may be measured either at the corporate, subsidiary or business unit levels or combination thereof. For the Performance Measures listed above, the Committee, on the grant date of an Award may designate whether a particular Performance Measure is to be measured on a pre-tax basis or post-tax basis and on a trade basis or financial basis. Further, the Committee may select any one or more of the Performance Measures applicable to a Participant and Performance Measure(s) may differ from Awards from one Participant to the next.

The Committee shall have the discretion to adjust the determination of the degree of attainment of the pre-established performance goals; provided that Awards which are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

SECTION 14

TERMINATION OF EMPLOYMENT

Unless otherwise determined by the Committee at the time of grant, in the event an Employee’s employment is terminated by reason of Normal Termination, any Options granted to such Employee which are then vested and outstanding may be exercised by the Employee’s Beneficiary or the Employee’s legal representative at any time prior to the expiration date of the term of the Options or within twelve (12) months following the Employee’s termination of employment, whichever period is shorter, and any shares of Restricted Share then outstanding shall be prorated for all restricted periods then in effect based on the number of months of actual participation.

Unless otherwise determined by the Committee at the time of grant, in the event the employment of the Employee shall terminate for any reason other than Normal Termination, any Options granted to such Employee which are then outstanding shall be canceled on the termination date and Restricted Shares then outstanding as to which the Restricted Period has not lapsed shall be forfeited.

Unless otherwise determined by the Committee at the time of grant, in the event the employment of the Participant shall terminate for any reason, any Options granted to such Employee which are then unvested and outstanding shall be canceled on the termination date.

Except as set forth above in this Section 14, the treatment of any Award upon termination of employment shall be determined by the Committee at the time of grant.

A change in employment from the Company or one Subsidiary to another Subsidiary of the Company shall not be considered a termination.

SECTION 15

CHANGE IN CONTROL

Unless the Committee shall otherwise determine, notwithstanding any other provision of this Plan or an Agreement to the contrary, upon a Change in Control, as defined below, all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of Award.

A “Change in Control” shall be deemed to have occurred if:

Any Person, other than (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Share of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, or 35% or more of the then outstanding common Share of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company described in below.

There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if: (A) the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the Shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

During any period of two consecutive years (the “Period”), individuals who at the beginning of the Period constitute the Board of Directors of the Company and any new director cease for any reason to constitute a majority of the Board of Directors.

SECTION 16

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

In the event of any change in the Common Share by reason of any share split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, spin-off, share purchase, liquidation or other similar change in capitalization affecting or involving the Common Shares, or any distribution to common shareholders other than regular cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems equitable, as to the number or kind of shares that may be issued under the Plan pursuant to Section 5 and the number or kind of shares subject to, or the price per share under or terms of any outstanding Award. The amount and form of the substitution or adjustment shall be determined by the Committee and any such substitution or adjustment shall be conclusive and binding on all parties for all purposes of the Plan.

SECTION 17

COMPLIANCE WITH LAWS AND REGULATIONS

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, Share exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Employees employed outside their home country.

SECTION 18

WITHHOLDING

To the extent required by applicable United States or other federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Share Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

SECTION 19

AMENDMENT OF THE PLAN OR AWARDS

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 16, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 7;

(c)	reduce the exercise price of outstanding Options;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	otherwise amend the Plan in any manner requiring shareholder approval by law or under the NASDAQ listing requirements; or

(g)	increase the individual maximum limits in Section 5.

No amendment or alteration to the Plan or an Award or Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard.

SECTION 20

MISCELLANEOUS PROVISIONS

(a)	No Participant or other person shall have any claim or right to be granted an Award under the Plan and no Award shall confer any right to continued employment.

(b)	A Participant in the Plan may not assign or transfer his or her rights and interest under the Plan or any Award in whole or in part, either directly or by operation of law or otherwise (except in the event of death, to the Beneficiaries or by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan or in any Award shall be subject to any obligation or liability of such individual; provided, however, that if permitted by the Compensation Committee in its sole discretion, an Award may be transferred to the employer of a Non-Employee Director if such Non-Employee Director is required to transfer any compensation received as a Non-Employee Director to his or her employer.

(c)	The expense of the Plan shall be borne by the Company.

(d)	Awards granted under the Plan shall be binding upon the Company, its successors and assigns.

(e)	Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval of any such additional arrangement is required.

(f)

The Board intends that, except as may be otherwise determined by the Committee, any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. If the Committee determines that an Award, Agreement, payment distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A. unless the Committee expressly determines otherwise, such Award, Agreement, payment distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provision of the Plan and/or Award Agreement will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

SECTION 21

GOVERNING LAW

Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the state of Texas, without regard to the conflict of law rules of Texas or any other jurisdiction.